November 2, 1998 Pricing Supplement to
October 27, 1997 Prospectus Supplement to
October 27, 1997 Prospectus


     $750,000,000


     CITICORP [LOGO]

     399 Park Avenue
     New York, New York  10043
     212 559-1000


     6 3/8% MEDIUM-TERM SUBORDINATED NOTES, SERIES F
     DUE NOVEMBER 15, 2008


     The $750,000,000 Medium-Term Subordinated Notes, Series F due November 15, 2008 of Citicorp offered hereby will bear interest at 6 3/8% per annum. Interest on the Notes is payable semiannually on each May 15 and November 15, commencing May 15, 1999, and at maturity. The Notes are not redeemable prior to maturity.


     o  Price to the public:
          99.741% (or $748,057,500 for all the Notes)

     o  Underwriting discounts and commissions:
          0.65% (or $4,875,000 for all the Notes)

     o  Net proceeds to Citicorp
          99.091% (or $743,182,500 for all the Notes), before deduction of Citicorp's expenses, estimated at $225,000.

     Citicorp does not intend to list the Notes on any national securities exchange.

     Citicorp expects that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 6, 1998 against payment in immediately available funds.


     SALOMON SMITH BARNEY
          ABN AMRO INCORPORATED
               CHASE SECURITIES INC.
                    FIRST CHICAGO CAPITAL MARKETS, INC.
                         MERRILL LYNCH & CO.
                              NATIONSBANC MONTGOMERY SECURITIES LLC

                              DESCRIPTION OF NOTES
                              --------------------

     The terms of the Notes set forth in this Pricing Supplement dated November 2, 1998 (the "Pricing Supplement") to Prospectus Supplement dated October 27, 1997 (the "Prospectus Supplement") to Prospectus dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus") supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series F set forth in the Base Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Base Prospectus and Prospectus Supplement.


                               SUMMARY OF TERMS:
                               -----------------

Title of Notes:               6 3/8% Subordinated Notes due November 15, 2008
                              (the "Notes").

Aggregate Principal Amount:   $750,000,000.00.

Price to Public:              99.741%.

Issue Date:                   November 6, 1998.

Stated Maturity Date:         November 15, 2008.

Interest Rate:                6 3/8% per annum.

Interest Payment Dates:       Semiannually, on the 15th day of each May and
                              November, commencing in May 1999, and at Stated
                              Maturity.

Regular Record Dates:         The first day of the month in which the related
                              Interest Payment Date occurs.

Underwriters:                 The Underwriters listed below, each as Principal,
                              have severally, and not jointly, agreed to underwrite the principal amount of Notes set forth opposite its name:

                                                            PRINCIPAL AMOUNT
                              UNDERWRITER                       OF NOTES
                              -----------                   ----------------
                              Salomon Smith Barney Inc.     $125,000,000
                              ABN AMRO Incorporated          125,000,000
                              Chase Securities Inc.          125,000,000
                              First Chicago Capital
                                 Markets, Inc.               125,000,000
                              Merrill Lynch, Pierce, Fenner
                                 & Smith Incorporated        125,000,000
                              NationsBanc Montgomery
                                 Securities LLC              125,000,000
                                                            ------------
                                   Total                    $750,000,000
                                                            ============

Underwriting Discount:        0.65%.

Minimum Denomination:         $1,000.

CUSIP Number:                 17303 MJC 4.

Effective January 1, 1998, the capital gain of an individual United States Holder became generally subject to a maximum tax rate of 20% for property held for more than one year.